Exhibit 23.4

Consent of Independent Auditors

We consent to the inclusion and incorporation by reference of our audit report dated March 30, 2015, on the consolidated financial statements of Aastra Technologies Limited, which comprise the consolidated statements of financial position as at December 31, 2013, December 31, 2012 and January 1, 2012, the consolidated statements of profit, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2013 and 2012, and notes, comprising a summary of significant accounting policies and other explanatory information and to the reference to our firm under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger of Polycom, Inc. and Mitel Networks Corporation.

The audit report covering the December 31, 2013 financial statements refers to the adoption of a new accounting pronouncement related to employee benefits in 2013.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

June 21, 2016

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.